Exhibit 99.1

Riot Blockchain Purchases Additional 15,000 Antminers from Bitmain – Expanding 2021 Total Hash Rate Capacity Over 3.8 EH/s

Riot Continues Its Bitcoin Mining Hash Rate Growth with Additional Purchase Expanding Total Fleet to 37,640 Next-Generation Bitmain Antminers

CASTLE ROCK, CO. December 21, 2020 (Globe Newswire) - Riot Blockchain, Inc. (NASDAQ: RIOT) ("Riot”, “Riot Blockchain” or the “Company"), announces an expected 65% increase in bitcoin mining hash rate capacity resulting from the purchase and future deployment of 15,000 S19 Pro and S19j Pro Antminers from Bitmain Technologies Limited (“Bitmain”). The approximate $35 million purchase is comprised of 3,000 S19 Pro Antminers (110 TH) and 12,000 S19j Pro Antminers (100 TH). These additional miners are scheduled for receipt and deployment starting in May 2021 and continuing through October 2021.

This new order of miners, combined with the Company’s prior miner purchases, is expected to significantly increase Riot’s estimated bitcoin mining hash rate from the previously announced 2.3 EH/s to 3.8 EH/s. The Company has been receiving and deploying new miners consistently through 2020, including this new purchase; the delivery schedule continues into the fourth quarter of 2021.

At full deployment of Riot’s 37,640 next-generation fleet of miners, Riot estimates its total operational hash rate capacity will be 3.8 EH/s and consume approximately 120 MW of energy. As a result, the Company expects to have an aggregate mining efficiency of 31.79±% 5 joules per terahash (J/TH).

“Continued growth in deployed miners is paramount to a miner’s success,” said Jeff McGonegal, CEO of Riot. “Expanding the Company’s bitcoin mining hash rate and operating on a cost-effective basis is very important, particularly during periods when the bitcoin spot price has appreciably increased. We are pleased to have secured this latest purchase, especially given that the available supply of mining hardware continues to become increasingly scarce.”

"We are extremely excited to expand and deepen our partnership with Riot Blockchain again this year. In total, Riot additionally purchased 15,000 Antminer 19 series. The 19 series enjoy a wide popularity in the global markets with outstanding hash rates and power efficiency, which continuously bring tremendous values to our customers around the world. I am confident that with the new purchase, Riot can continue to grow their mining operation and play an increasingly vital role in bitcoin mining across North America.” said Irene Gao, Antminer Sales Director of NCSA Region, Bitmain.

All miner purchases continue to be funded using available working capital. Riot has no long-term debt. The Company is continuing to assess the bitcoin landscape with the assistance of XMS Capital in evaluating opportunities and transactions to further increase shareholder value.

About Bitmain

Founded in 2013, Bitmain transforms computing by building industry-defining technology in cryptocurrency, blockchain, and artificial intelligence (AI). Bitmain leads the industry in the production of integrated circuits for cryptocurrency mining, as well as mining hardware under the Antminer brand. The company also operates the largest cryptocurrency mining pools worldwide-Antpool.com and BTC.com. Bitmain technology supports a wide range of blockchain platforms and startups.

About Riot Blockchain

Riot Blockchain (NASDAQ: RIOT) focuses on cryptocurrency mining of bitcoin. The Company is expanding and upgrading its mining operations by securing the most energy efficient miners currently available. Riot also holds certain non-controlling investments in blockchain technology companies. Riot is headquartered in Castle Rock, Colorado, and the Company’s primary mining facility was recently relocated to upstate New York, under a co-location hosting agreement with Coinmint. For more information, visit www.RiotBlockchain.com.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," “believes,” "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled "Risk Factors," copies of which may be obtained from the SEC's website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

For further information, please contact:

CONTACT:

Media Contact:

PR@RiotBlockchain.com

Investor Contact:

IR@RiotBlockchain.com

SOURCE: Riot Blockchain, Inc.